Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-173157) pertaining to the Stock Related Award Incentive Plan of 1999 and the 2010 Stock Incentive Plan of Fang Holdings Limited,
(2)	Registration Statement (Form S-8 No. 333- 207182) pertaining to the 2015 Stock Incentive Plan of Fang Holdings Limited, and
(3)	Registration Statement (F-3 No. 333-208628) and related prospectus of Fang Holdings Limited;

of our reports dated May 15, 2018, with respect to the consolidated financial statements of Fang Holdings Limited and the effectiveness of internal control over financial reporting of Fang Holdings Limited, included in its Annual Report (Form 20-F) of Fang Holdings Limited for the year ended December 31, 2017.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

May 15, 2018